Exhibit 4.1

BAXL TECHNOLOGIES, INC.

SECURITIES PURCHASE AGREEMENT

As of March 5, 2008

THIS SECURITIES PURCHASE AGREEMENT, dated as of this 5th day of March, 2008 (this “Agreement”), between BAXL Technologies, Inc., a Delaware corporation (the “Company”), and each of the persons set forth on Schedule 1 annexed hereto (each, a “Purchaser” and collectively, the “Purchasers”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue to the Purchasers, and the Purchasers desire to purchase from the Company, the Notes and Warrants (the “Offering”); and

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 9.1 hereof;

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements hereinafter contained, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.

Sale and Purchase of Securities.  Subject to the terms and conditions of this Agreement, on each Closing Date (as defined below), the Company shall issue, sell and deliver to each Purchaser purchasing Notes and Warrants on such Closing Date, and each such Purchaser shall purchase from the Company in exchange for the Purchase Price therefor (i) a 9% Senior Secured Convertible Promissory Note (each a “Note” and collectively the “Notes”) and (ii) a Warrant (as defined below).  The maximum principal amount of Notes that may be sold pursuant to this Agreement in all Closings is $4,000,000.   Each Note shall be convertible into shares (the “Conversion Shares”) of common stock of BAXL Holdings, Inc. (“Parent”), of whom the Company is a wholly owned subsidiary, pursuant to and in accordance with the Notes.  Each Warrant shall be exercisable for a number of shares of common stock of Parent (the “Warrant Shares,” and, collectively with the Conversion Shares, the “Underlying Shares”), that is equal to the product of 0.15 multiplied by the principal amount of the Note purchased by the Purchaser on such Closing Date, divided by $1.50, rounded down to the nearest whole share.  The per-share exercise price of the Warrant shall be as set forth in the Warrant.  The Notes and the Warrants shall be substantially in the form attached hereto as Exhibit A and Exhibit B, respectively.

2.

Purchase Price.

2.1

Purchase Price.  The aggregate purchase price of the Notes (which is the Principal Amount of the Notes) and Warrants (which is equal to 0.1% of the aggregate Principal Amount of the Notes) to be purchased pursuant to Section 1.1 shall be hereinafter referred to as the “Purchase Price”.

2.2

Payment of the Purchase Price.  At the Closing, the Purchasers shall pay the Purchase Price (less all fees and expenses owed to any placement agent(s) of the Offering (the “Agents”)) by wire transfer of immediately available funds or by such other method as may be reasonably acceptable to the Company and the Purchasers, to such account of the Company as shall have been designated in advance to the Purchasers by the Company.

3.

Closing.

3.1

Closing Date.  There is no minimum aggregate principal amount of Notes that must be sold to effectuate a closing of the sale of Notes and Warrants (a “Closing” and, collectively, the “Closings”), and the Company may effect as many Closings as it so determines.  Each Closing of the sale of the Notes and Warrants shall take place at such times, dates and places as the Company agrees; provided, that all conditions to each Closing set forth in this Agreement have been satisfied or waived by such date.  The date of any Closing shall be referred to as a “Closing Date”.  At each Closing (i) the Company shall deliver, or cause to be delivered, the Notes and Warrants executed by the Company and (ii) the documents referred to in Section 8 hereof in exchange for the purchase price thereof.

4.

Representations and Warranties of the Company. The Company hereby represents, covenants and warrants as of the date hereof and as of each Closing Date to the Purchasers, acknowledging that the Purchasers are relying upon the accuracy and completeness of the representations and warranties set forth herein to, among other things, ensure that registration under Section 5 of the Securities Act is not required in connection with the sale of the Securities hereby, as follows:

4.1

Organization and Good Standing.

(a)

The Company is duly organized, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as it is proposed to be conducted.  The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization.

(b)

At the initial Closing, other than as provided in this Agreement, the Company will not be a party to, nor is it aware of, any voting trust or other voting or stockholders agreement with respect to any of the securities of the Company.

4.2

Authorization of Agreement; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and certificate, including, but not limited to, the Notes, the Warrants, the Agent Warrants, the Intercreditor and Subordination Agreement and the Security Agreement and any documents executed and/or filed in connection therewith (collectively, the “Transaction Documents”).  The execution, delivery and performance by the Company of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Company.  This Agreement and each of the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Purchaser, this Agreement and each of the Transaction Documents constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3

No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby and hereby, do not and will not (i) conflict with or violate any provision of the Company’s Certificate of Incorporation or by-laws and any and all amendments thereto (collectively, the “Internal Documents”), and/or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise), or other understanding to which the Company is a party or by which its property or assets are bound or affected which could reasonably be expected to have a Material Adverse Effect.

4.4

Consents of Third Parties.  To the best of the Company’s knowledge and other than in any filings required under the Federal Securities Laws and/or State securities laws, the execution and delivery by the Company of this Agreement and the Transaction Documents do not require any written consents.

4.5

Authorization of Securities.  On each Closing Date, the issuance, sale, and delivery of the Notes and Warrants to be purchased at such Closing will have been duly authorized by all requisite action of the Company, and, when issued, sold, delivered and paid for in accordance with this Agreement, the Securities will be validly issued and outstanding, with no personal liability attaching to the ownership thereof.

4.6

Real Property.  The Company currently has a month to month lease for its executive offices in Bethel, Connecticut pursuant to which it pays approximately $13,000 per month, subject to escalation clauses for common areas only.  The Company, however, has entered into a two (2) year lease commencing December 1, 2006, pursuant to which it shall pay approximately $15,000 per month, subject to escalation clauses for common areas and to additional rent for extra square footage that the Company may, at its option, occupy.

4.7

Tangible Personal Property; Assets.  All material items of personal property and assets owned or leased by the Company are in good operating condition, normal wear and tear excepted.

4.8

Intangible Property.  The Company owns, or possesses adequate rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct its business as now conducted, the lack of which could reasonably be expected to have a Material Adverse Effect.  Other than as described in Schedule 4.8, the Company does not have any knowledge of any infringement by the Company of trademarks, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secrets or other similar rights of others, or of any such development of similar or identical trade secrets or technical information by others and no claim, action or proceeding has been made or brought against, or to the Company's knowledge, has been threatened against, the Company regarding trademarks, trade name rights, patents, patent rights, inventions, copyrights, licenses, service names, service marks, service mark registrations, trade secrets or other infringement, except where such infringement, claim, action or proceeding would not reasonably be expected to have either individually or in the aggregate a Material Adverse Effect.

4.9

Employees.  To the best of the Company’s knowledge, no key executive Employee or independent contractor has any plans to terminate his or her relationship as an Employee or independent contractor with the Company.

4.10

Compliance with Laws.  Other than as described elsewhere herein, the Company is not (i) in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, mortgage, decree, lease, license, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any order of any court, arbitrator or governmental body, or (iii) and has not been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business, except in the case of clauses (i), (ii) and (iii) as would not result in a Material Adverse Effect.

4.11

Financial Advisors.  Except for any Agents and the Company’s financial advisor,  no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee from the Company, directly or indirectly, in connection with the transactions contemplated by this Agreement or any Transaction Document and no Person is entitled to any fee or commission or like payment from the Company in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of the Company.

4.12

Survival.  All representations and warranties set forth in this Agreement or in any of the Transaction Documents or in any writing or certificate delivered in connection with this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby for a period of twelve (12) months (the “Survival Period”).

4.13

No General Solicitation. The Company has not engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes and the Warrants.

4.14

Permits. To the best of the Company’s knowledge, the Company possesses all licenses, certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits would not have or reasonably be expected to result in a Material Adverse Effect (“Permits”).

5.

Representations and Warranties of the Purchaser. Each Purchaser hereby represents and warrants as of the date hereof and as of each Closing Date to the Company, acknowledging that the Company is relying upon the accuracy and completeness of the representations and warranties set forth herein to, among other things, ensure that registration under Section 5 of the Securities Act is not required in connection with the sale of the Notes and Warrants hereby, as follows:

5.1

Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate or limited liability company power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Purchaser of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or similar action on the part of such Purchaser. Each Transaction Document to which it is a party has been duly executed by such Purchaser, and when delivered by such Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Purchaser, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2

Restricted Securities.  The Purchaser understands that the Securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.  Such Purchaser understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Securities indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Such Purchaser acknowledges that the Company has no obligation to register or qualify the Securities for resale.  Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

5.2

Investment Intent. The Purchaser represents and warrants to the Company that it is (a) an “accredited investor” as defined in Rule 501 of Regulation D of the Securities Act; and (b) acquiring the Notes and Warrants to be purchased by it pursuant to this Agreement for investment and not with a view to the distribution thereof.

5.3

Investment Purposes. (a) The Purchaser is acquiring the Notes and Warrants for investment purposes only, for its own account, and not as nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act, (b) it understands and acknowledges that neither the Notes, the Warrants nor the Underlying Shares have been registered under the Securities Act or any other securities laws, (c) it is not an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company, (d) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, (e) each is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, (f) the Company has made available to it the opportunity to ask questions and to receive answers, and to obtain information necessary to evaluate the merits and risks of this investment, and (g) the Purchaser understands, acknowledges and agrees that neither the Notes, the Warrants, nor the Underlying Shares have been registered under (and that the Company has no present intention to register either under) the Securities Act or applicable state securities laws, and may not be sold or otherwise transferred by the Purchaser to a United States person unless registered under the Securities Act and applicable U.S. state securities laws or are sold or transferred in a transaction exempt therefrom.

6.

Further Agreements of the Parties.

6.1

Confidentiality.  Except as may be required by applicable Law or as otherwise agreed among the parties hereto, neither the Company, each Purchaser nor any of its Affiliates shall at any time divulge, disclose, disseminate, announce or release any information to any Person concerning this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby, any trade secrets or other confidential information of the Company or any Purchaser, without first obtaining the prior written consent of the other parties hereto.

6.2

Other Actions.  The Company and each Purchaser agree to execute and deliver such other documents and take such other actions as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction Documents.

6.3

Indemnification. (a) The Company on the one hand and each Purchaser on the other hand, shall indemnify and hold harmless each other, the officers, directors, agents and employees of each of them, each Person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys' fees) and expenses relating to an Indemnified Party’s (as defined below) actions to enforce the provisions of this Section 6.3 (collectively, “Losses”), as incurred, to the extent arising out of or relating to (i) any material misrepresentation or breach of any representation or warranty made by the Company on the one hand and each Purchaser on the other hand in the Transaction Documents, or (ii) any material breach of any covenant, agreement or obligation of the Company on the one hand and each Purchaser on the other hand contained in the Transaction Documents.  Each party shall promptly notify the other of the institution, threat or assertion of any proceeding of which it is aware in connection with the transactions contemplated by this Agreement.

 (b)

If any proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

(c)

An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (1) the Indemnifying Party has agreed in writing to pay such fees and expenses; (2) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (3) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of one separate counsel for all Indemnified Parties in any matters related on a factual basis shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding affected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.  The indemnification obligations under this Section 6.5 are in addition to any indemnification or similar obligations under any other Transaction Document.

(d)

The provisions of this Section 6.3 shall survive the termination of this Agreement for a period of eighteen (18) months.

6.4

Placement Agent. The Company shall pay any Agents up to but not more than in the aggregate for all payments to all Agents (i) at each Closing (a) ten (10%) percent commission of the gross proceeds raised from the sale of the Notes sold at such Closing and, (b) a three (3%) percent non-accountable fee of the gross proceeds raised from the sale of the Notes sold at such Closing; (ii) at the final Closing, 5-year warrants (the “Agent Warrants”) to purchase fifteen (15%) percent of all Conversion Shares issuable upon exercise of all Notes sold in the Offering at an exercise price equal to the exercise price of the Warrants; and (iii) a payment of $2,000 per month until the earlier to occur of (a) twelve (12) months from the initial Closing, and (b) the conversion of all the Notes.

7.

Other Obligations of the Parties.

7.1

Furnishing Information.  Each of the parties hereto will, as soon as practicable after reasonable request therefor, furnish all the information concerning it required for inclusion in any statement or application made by any of them to any governmental or regulatory body in connection with the transactions contemplated by this Agreement.

7.2

Transfer Restrictions.

(a)

The Notes, Warrants and Underlying Shares will be “restricted securities” under the Securities Act.  The Notes, Warrants and the Underlying Shares may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Notes, Warrants and/or Underlying Shares other than pursuant to an effective registration statement, the Company may require the transferor thereof to provide to the Company an opinion of counsel to the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and the Transaction Documents and shall have the rights of a Purchaser hereunder and thereunder.

(b)

The Purchasers agree to the imprinting, so long as is required by the Securities Act, of a legend on the Notes, Warrants and the Underlying Shares in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY SECURITIES ISSUED IN EXCHANGE OR UPON CONVERSION OF THE SECURITIES REPRESENTED HEREBY.

7.3

Use of Proceeds. The Company covenants and agrees that the net proceeds that it receives from the sale of the Notes pursuant to this Agreement, shall be used for general corporate purposes and working capital, subject to change by the Company’s Board of Directors in its sole discretion and without notice.

7.4

Form D and Blue Sky. The Company shall file a Form D with respect to the Notes and Warrants as required under Regulation D under the Securities Act. The Company shall, on or before the initial Closing, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify any Notes for sale to the Purchasers pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States. The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following each Closing.

8.

Conditions to Closings; Post Closing Obligations.

8.1

Conditions of Obligations of the Purchasers.  At each Closing, the obligation of the Purchasers to purchase and pay for the Notes and Warrants at such Closing is subject to the fulfillment prior to or on the Closing Date of any such Closing of the following conditions, any of which may be waived in whole or in part by the Purchasers:

(a)

Representations, Warranties and Covenants.  The representations and warranties of the Company under this Agreement shall be deemed to have been made again on such Closing Date (other than those representations and warranties made expressly as of a date prior to such Closing Date) and shall then be true and correct.

(b)

Compliance with Agreement.  The Company shall have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Company on or before the Closing Date.

(c)

Approvals.  The Company shall have obtained any and all consents, waivers, approvals or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement.

(d)

No Injunction.  No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such Order be threatened or pending.

(e)

Certificate of Incorporation and By-Laws.  The Certificate of Incorporation, as amended, and the By-Laws, shall be in full force and effect as of the Closing under the laws of the State of Delaware and shall not have been further amended or modified.

(f)

Purchase Price.  The Company shall have received the Purchase Price from the Purchasers for the purchase of the Notes and Warrants at the particular Closing.

(g)

Closing Documents Provided by Company. At each Closing, (except as otherwise provided herein) the Purchasers purchasing Notes and Warrants in such Closing,  shall have received, in addition to any other documents required to be delivered herewith, the following:

(i)

a Note in favor of each Purchaser, duly executed by the Company, entitling each Purchaser to payment in the amount as stated in Schedule 1.1 herein and a Warrant;

(ii)

the Security Agreement duly executed by the Company (which shall be delivered following the final Closing);

(iii)

the Intercreditor and Subordination Agreement duly executed by the Company, each Purchaser of the Notes and holders of Prior Notes (which shall be delivered following the final Closing);

(iv)

this Agreement duly executed by the Company;

(v)

Secretary’s Certificate (which shall be delivered at the initial Closing);

(vi)

A Good Standing Certificate from the Secretary of State of the State of Delaware (which shall be delivered at the initial Closing); and

(vii) certificate dated the Closing Date, executed by an Executive Officer of the Company, certifying the satisfaction of the conditions specified in paragraphs (a) - (h) of this Section 8.1 (which shall be delivered at the initial Closing).

8.2

Conditions of Company’s Obligations.  The Company’s obligation to issue and sell the Notes and the Warrants to the Purchasers on each Closing Date is subject to the fulfillment prior to or on such Closing Date of the following conditions, any of which may be waived in whole or in part by the Company:

(a)

Representations and Warranties.  The representations and warranties of the Purchasers under this Agreement shall be deemed to have been made again on the Closing Date and shall then be true and correct in all material respects.

(b)

Compliance with Agreement.  The Purchasers shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by such Purchasers on or before such Closing.

(c)

Approvals.  The Purchasers shall have obtained any and all consents, waivers, approvals, Permits or authorizations, with or by any Governmental Body or any other Person required for the valid execution of this Agreement and the transactions contemplated hereby including, but not limited to the approval by.

(d)

Payment of Purchase Price.  The Purchasers purchasing Notes and Warrants in the Offering shall have delivered to the Company the Purchase Price.

(e)

No Injunction.  No Governmental Body or any other Person shall have issued an Order which shall then be in effect restraining or prohibiting the completion of the transactions contemplated hereby, nor shall any such Order be threatened or pending.

(f)

Closing Documents Provided By Purchaser.  The Company shall have received the following:

(i)

this Agreement duly executed by each Purchaser;

(ii)

the Security Agreement executed by each Purchaser; and

(iii) the Intercreditor and Subordination Agreement executed by each Purchaser.

8.3

Post Final Closing Obligations. Following the final Closing of the Offering, the Company hereby covenants and agrees as follows:

(a)

Intercreditor and Subordination Agreement.  Each holder of Prior Notes, each Purchaser of Notes and the Company shall each have entered into the Intercreditor and Subordination Agreement substantially in the form of Exhibit C hereto.

(b)

Filings.

(i)   the Company shall file all necessary documents in accordance with their obligations under the Security Agreement;

(ii) the Company shall file all post closing Blue Sky filings in the necessary jurisdictions.

9.

Miscellaneous.

9.1

Certain Definitions.

“Affiliate” of any Person means any Person that directly or indirectly controls, or is under  control with, or is controlled by, such Person.  As used in this definition, “control” (including with its correlative meanings, “controlled by” and “under  control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agent Warrants” shall have the meaning ascribed to such term in Section 6.6.

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing(s)” shall have the meaning ascribed to such term in Section 3.1.

“Closing Date(s)” shall have the meaning ascribed to such term in Section 3.1.

“Commission” means the Securities and Exchange Commission.

“Conversion Shares” shall have the meaning ascribed to such term in Section 1.

“Employee” means any current employee, office consultant, agent, officer or director of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exhibits” shall mean the following exhibits attached hereto and made a part of this Agreement:

Exhibit A

Form of Note

Exhibit B

Form of Warrant

Exhibit C

Intercreditor and Subordination Agreement

Exhibit D

Security Agreement

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Intercreditor and Subordination Agreement” shall have the meaning ascribed to it in Section 8.3(a).

“Law” means any federal, state, local or foreign law (including  law), statute, code, ordinance, rule, regulation or other requirement or guideline.

“Material Adverse Effect” means any event, circumstance, condition, fact, effect, or other matter which has had or could reasonably be expected to have a material adverse effect (i) on the business, assets, liabilities, prospects, properties, results of operations or condition (financial or otherwise) of the Company or (ii) on the ability of the Company to perform on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby.

“Notes” shall have the meaning ascribed to such term in Section 1.

”Offering” shall mean the sale of the Notes and Warrants pursuant hereto.

 “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates by or of any Governmental Body.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchase Price” shall have the meaning ascribed to such term if Section 2.1.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

“Security Agreement” shall mean a Security Agreement between the Purchasers and the Company in substantially the form attached hereto as Exhibit D.

“Prior Notes” means Amended and Restated Senior Bridge Notes due January 1, 2009, as amended to date, in the aggregate principal amount of $2.5 million.

“Underlying Shares” shall have the meaning ascribed to such term in Section 1.

“Warrants” shall mean all warrants issued in the Offering to purchase shares of Parent common stock.  The form of Warrant is annexed hereto as Exhibit B.

“Warrant Shares” shall have the meaning ascribed to such term in Section 1.

9.2

Further Assurances.  Each of the Company and each Purchaser agrees to execute and deliver such other documents or agreements as may be necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.3

Entire Agreement; Amendments and Waivers.  This Agreement and the Transaction Documents (including the schedules and exhibits hereto and thereto) represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Company and the holders of a majority in interest of the Notes then outstanding.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.4

Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

9.5

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser. Any Purchaser, however, may assign any or all of its securities and/or rights under any of the Transaction Documents to any Person, provided such transferee agrees in writing to be bound, with respect to the transferred Securities and otherwise, by the provisions hereof that apply to the “Purchasers.”

9.6

No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

9.7

Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

9.8

Headings; Interpretive Matters.  The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

9.9

Confidentiality.  Each party hereto covenants and agrees to treat any non-public information provided to it by the Company concerning the business and finances of the Company (“Corporate Information”) as confidential and agrees further that it will not use, exploit, reproduce, disclose or provide Corporate Information to any third-party (other than any agents of the parties who are bound by substantially similar obligations of confidentiality) on its own behalf or otherwise, except with the consent of the Company or as required by any law, legal process or any federal or state regulatory body having jurisdiction over such party.  The provisions of this Section 9.9 shall not apply to any information which:

(a)

was within the public domain prior to the time of disclosure of Corporate Information to the receiving party or which comes into the public domain other than as a result of a breach by the party of this Section 9.9;

(b)

was rightfully acquired by the receiving party from a third party without, to the knowledge of the receiving party, any restriction or any obligation of confidentiality; or

(c)

was independently developed by the receiving party without any use or reference to the Corporate Information.

The provisions of this Section 9.9 shall survive the termination of this Agreement, either in whole or as to any party, for a period of two (2) years.

9.10

Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on (a) the next Business Day, if sent by U.S. nationally recognized overnight courier service, or (b) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications to the Company shall be as set forth below and for each Purchaser shall be as set forth on the signature pages attached hereto.

If to the Company:

BAXL Technologies, Inc.

Berkshire Corporate Park

Building #5

Bethel, Connecticut 06801

Attention:  Gus Bottazzi, Chief Executive Officer

Telephone:  (203) 730-1791

If to the Purchasers

To the persons and at the addresses set forth on Schedule 1.1 hereto.

All notices are effective upon receipt or upon refusal if properly delivered.

9.11

Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

9.12

Binding Effect; Assignment. This Agreement shall be binding upon and insure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or the Purchasers (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

9.13

Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

BAXL TECHNOLOGIES, INC.

By:	/s/ Gus Bottazzi
Gus Bottazzi Chief Executive Officer

PURCHASER’S SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

By:
Name:
Title:

Address

Facsimile Number

Principal Amount of Notes Purchased